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Contact: John Hawkins

Vice President

Tel: (301) 592-5075

Fax: (301) 592-6177

john_hawkins@choicehotels.com

Joseph M. Squeri

Senior Vice President, Development, and Chief

Financial Officer

Tel: (301) 592-5006

For Immediate Release

CHOICE HOTELS REPORTS FIRST QUARTER EARNINGS PER SHARE

GAIN OF 30% AND OPERATING INCOME GROWTH OF 7.4%

Company Also Reports Year Over Year Domestic Hotel Unit Growth of 5.1%

SILVER SPRING, Md. (April 22, 2003) – Choice Hotels International, Inc. (NYSE:CHH) today reported first quarter 2003 net income of $9.7 million, or $0.26 diluted earnings per share (EPS), a 30% increase in EPS over the same period of a year ago. These results exceeded consensus estimates by $0.02 per share. At the end of first quarter 2002, the company reported net income of $8.6 million, or $0.20 diluted EPS.

The company also announced that its operating income increased to $17.2 million for first quarter 2003, a 7.4% gain over the $16.0 million reported at the end of first quarter 2002.

“First quarter results were especially gratifying, given the sluggish economy and uncertainty in travel markets,” said Charles A. Ledsinger, Jr., president and chief executive officer. “Choice continues to enjoy very strong unit growth, with this quarter topping 5%. This development pace speaks to the inherent value in our brands and the ongoing demand for them by both hotel owners and consumers.”

First Quarter Performance

The company reported royalty revenues of $27.3 million for first quarter 2003, compared to $26.0 million for the same period in 2002, an increase of 5.0%. Royalty revenues in the first quarter of 2003 include $0.9 million attributable to Flag Choice Hotels, which the company began consolidating in July of 2002.

System-wide domestic revenue per available room (RevPAR) was $25.78 in first quarter 2003, compared to $26.16 for the first quarter of 2002.

The company adopted Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” and began expensing the cost of stock options based on their estimated fair value for all awards granted after January 1, 2003. During the first quarter 2003, the company’s net income includes approximately $0.1 million of expense related to stock options. For all of 2003, the expense associated with stock options is expected to be $0.7 million.

2003 Unit Growth

The total number of domestic Choice hotels on-line grew by 5.1% to 3,516 as of March 31, 2003 from 3,344 as of the same period a year ago. Net domestic property additions in the first quarter of 2003 were 34, compared to 17 net domestic additions in the same period of 2002. Choice executed 71 new domestic hotel franchise contracts representing 7,607 rooms in first quarter 2003, compared to 59 new contracts representing 5,208 rooms for the same period a year ago.

In the first quarter 2003, 20 contracts for new construction hotels, representing 1,444 rooms were executed, compared to 10 contracts, representing 639 rooms for the same period a year ago. At the end of first quarter 2003, Choice had 297 hotels under development in its domestic hotel system, representing 24,719 rooms.

As of March 31, 2003, the total number of Choice hotels worldwide grew 3.0% to 4,678 from 4,541 as of the same date a year ago. This growth represents an increase of 3.5% in the number of rooms open to 375,859 from 363,074. At the end of first quarter 2003, Choice had 385 hotels under development worldwide, representing 35,018 rooms.

Second Quarter & Year 2003 Estimates

The company’s second quarter 2003 earnings, which more fully reflect the effect of the war in Iraq, are expected to be in the range of $0.39 to $0.41. Full year 2003 diluted EPS are expected to be between $1.65 and $1.68.

Notable Events

Among the notable company events occurring since the previous earnings report:

•	Since Choice announced its stock repurchase program on June 25, 1998, the company has purchased 27.8 million shares of common stock at an average price of $16.75 per share and a total cost of $465.2 million, as of April 22, 2003. During the first quarter of this year, the company purchased 1.3 million shares of common stock. The Company has remaining authorization to purchase up to 3.6 million shares. Total shares outstanding as of March 31, 2003, are 36.0 million.

•	The company acquired the remaining 45% interest in Melbourne-based Flag Choice Hotels in Australia, giving it 100% ownership of the subsidiary.

•	A Best Choice e-Rate Guarantee was launched on the company’s proprietary Web site, Choicehotels.com, to guarantee consumers the best online rates for stays at Choice brand hotels throughout the United States and the Caribbean.

Choice Hotels International is the second-largest hotel franchisor in the world with 4,678 hotels open, representing 375,859 rooms, in the United States and 42 other countries and territories. As of March 31, 2003, 297 hotels are under development in the United States, representing 24,719 rooms, and an additional 88 hotels, representing 10,299 rooms, are under development in 18 other countries and territories. Its Comfort, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn and MainStay Suites brands serve guests worldwide.

# # #

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Such statements are based on management’s beliefs, assumptions and expectations, which in turn are based on information currently available to management. Actual performance and results could differ from those expressed in or contemplated by the forward-looking statements due to a number of risks, uncertainties and other factors, many of which are beyond Choice’s ability to predict or control. For further information on factors that could impact Choice and the statements contained therein, we refer you to the filings made by Choice with the Securities and Exchange Commission, including its registration statement on Form S-4 and report on Form 10-Q for the period ended September 30, 2001.

Additional corporate information may be found on the Choice Hotels’ Internet site, which may be accessed at www.choicehotels.com

Comfort, Quality, Clarion, Sleep Inn, Econo Lodge, Rodeway Inn, MainStay Suites, Choice Privileges, EA$Y CHOICE and ChoiceBuys.com are registered trademarks, service marks and trade names of Choice Hotels International, Inc. Choice Hotels also owns and uses common law marks, including Profit Manager.

Exhibit 1

Choice Hotels International, Inc.

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended
	March 31, 2003	March 31, 2002

REVENUES:
Royalty fees	$27,251	$25,984
Initial franchise and relicensing fees	2,607	2,141
Partner services	2,306	2,151
Marketing and reservation	47,353	43,494
Hotel operations	837	699
Other	1,202	861

Total revenues	81,556	75,330
OPERATING EXPENSES:
Selling, general and administrative	13,486	12,412
Depreciation and amortization	2,759	2,727
Marketing and reservation expense	47,353	43,494
Hotel operations	726	653

Total operating expenses	64,324	59,286
Operating income	17,232	16,044
OTHER INCOME AND EXPENSES:
Interest and other investment income	(1,291)	(1,560)
Interest expense	3,024	3,548
Gain on disposition of property	(63)	—

Total other income and expenses	1,670	1,988

Income before income taxes	15,562	14,056
Income taxes	5,875	5,482

Net income	$9,687	$8,574

Weighted average shares outstanding-basic	36,772	41,276

Weighted average shares outstanding-diluted	37,513	42,012

Basic earnings per share	$0.26	$0.21

Diluted earnings per share	$0.26	$0.20

Exhibit 2

Choice Hotels International, Inc.

Consolidated Balance Sheets

(In thousands)	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Cash and cash equivalents	$14,825	$12,227
Accounts receivable, net	32,961	32,451
Other current assets	2,551	3,349

Total current assets	50,337	48,027
Fixed assets and intangibles, net	160,283	161,606
Note receivable from Sunburst	41,318	41,318
Receivable—marketing and reservation fees	51,029	44,916
Other assets	18,931	18,515

Total assets	321,898	314,382

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current portion of long-term debt	28,354	23,796
Other current liabilities	62,115	61,707

Total current liabilities	90,469	85,503
Long-term debt	300,393	283,995
Deferred income taxes and other liabilities	62,831	58,683

Total liabilities	453,693	428,181

Total shareholders’ deficit	(131,795)	(113,799)

Total liabilities and shareholders’ deficit	$321,898	$314,382

Exhibit 3

Choice Hotels International, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Three Months Ended
	March 31, 2003	March 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,687	$8,574
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,759	2,727
Provision for bad debts	448	198
Non-cash stock compensation and other charges	402	202
Non-cash interest and other investment income	(88)	(1,111)
Changes in assets and liabilities, net of acquisitions:
Receivables	(853)	(762)
Receivable—marketing and reservation fees, net	(3,067)	(3,371)
Current liabilities	4,734	(2,954)
Income taxes payable/receivable and other assets	(3,141)	(243)
Deferred income taxes and other liabilities	4,803	5,534

NET CASH PROVIDED BY OPERATING ACTIVITIES	15,684	8,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in property and equipment	(2,515)	(2,305)
Acquisition of Flag	(1,211)	—
Other items, net	(1,514)	(101)

NET CASH UTILIZED IN INVESTING ACTIVITIES	(5,240)	(2,406)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	43,200	103,800
Principal payments of long-term debt	(22,260)	(84,014)
Purchase of treasury stock	(30,362)	(30,793)
Proceeds from exercise of stock options	1,576	3,223

NET CASH UTILIZED IN FINANCING ACTIVITIES	(7,846)	(7,784)

Net change in cash and cash equivalents	2,598	(1,396)
Cash and cash equivalents at beginning of period	12,227	16,871

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,825	$15,475

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments during the period for:
Income taxes, net of refunds	$7,005	$587
Interest	1,567	2,473
Non-cash financing activities:
Income tax benefit realized from employee stock options exercised	$387	$729

Exhibit 4

CHOICE HOTELS INTERNATIONAL

SUPPLEMENTAL OPERATING INFORMATION BY BRAND

DOMESTIC HOTEL SYSTEM

(UNAUDITED)

	Three Months Ended
	March 31, 2003	March 31, 2002
COMFORT INN
Hotels	1,373	1,316
Rooms	108,019	103,147
Avg. Daily Rate (ADR)	$59.65	$58.26
Occupancy %	46.3%	48.0%
RevPAR	$27.59	$27.94
COMFORT SUITES
Hotels	352	313
Rooms	28,019	24,684
Avg. Daily Rate (ADR)	$70.71	$69.56
Occupancy %	51.7%	52.4%
RevPAR	$36.55	$36.46
QUALITY
Hotels	469	438
Rooms	49,406	48,566
Avg. Daily Rate (ADR)	$59.15	$59.04
Occupancy %	41.2%	42.3%
RevPAR	$24.35	$24.96
CLARION
Hotels	134	125
Rooms	20,183	18,849
Avg. Daily Rate (ADR)	$69.27	$69.95
Occupancy %	39.7%	42.9%
RevPAR	$27.53	$29.99
SLEEP
Hotels	301	287
Rooms	23,052	22,126
Avg. Daily Rate (ADR)	$54.70	$53.40
Occupancy %	45.8%	46.3%
RevPAR	$25.06	$24.75
MAINSTAY
Hotels	39	41
Rooms	3,376	3,538
Avg. Daily Rate (ADR)	$60.33	$58.66
Occupancy %	54.5%	60.3%
RevPAR	$32.90	$35.36

ECONO LODGE
Hotels	715	683
Rooms	44,401	42,457
Avg. Daily Rate (ADR)	$43.10	$42.84
Occupancy %	38.4%	39.9%
RevPAR	$16.57	$17.10
RODEWAY
Hotels	133	141
Rooms	8,501	9,135
Avg. Daily Rate (ADR)	$44.51	$42.97
Occupancy %	36.8%	38.0%
RevPAR	$16.37	$16.35
TOTAL CHOICE – DOMESTIC
Hotels	3,516	3,344
Rooms	284,957	272,502
Avg. Daily Rate (ADR)	$58.47	$57.46
Occupancy %	44.1%	45.5%
RevPAR	$25.78	$26.16
Effective Royalty Rate	3.96%	3.97%